Exhibit 99.1

Erie Indemnity Company Reports Election of Board of Directors;
Directors Reauthorize Share Repurchase Plan

Erie, Pa. – April 21, 2010 — The shareholders of Erie Indemnity Company (NASDAQ: ERIE) at their annual meeting April 20, 2010, elected 13 nominees for the Company’s Board of Directors for a one-year term. The persons elected to the Board of Directors (and their tenure on the Board) are:

•	J. Ralph Borneman Jr., President and Chief Executive Officer and Chairman of the Board of Body-Borneman Insurance & Financial Services, LLC. (Director since 1992)

•	Terrence W. Cavanaugh, President and Chief Executive Officer of Erie Insurance Group (Director since 2008)

•	Jonathan Hirt Hagen, Vice Chairman, Custom Group Industries (Director since 2005)

•	Susan Hirt Hagen, Co-trustee of H.O. Hirt Trusts (Director since 1980)

•	Thomas B. Hagen, Chairman of the Board of Erie Indemnity Company; Chairman/Owner of Custom Group Industries; and general partner of the Hagen Family Limited Partnership (Director since 2007; previous Board service 1979-1998)

•	C. Scott Hartz, Chief Executive Officer, Hartz Group and Former CEO, PwC Consulting (Director since 2003)

•	Claude C. Lilly III, Dean, College of Business & Behavioral Science, Clemson University (Director since 2000)

•	Lucian L. Morrison, Independent trustee and consultant in trust, estate, probate and qualified plan matters (Director since 2006)

•	Thomas W. Palmer, Member and Managing Partner of the law firm of Marshall & Melhorn, LLC (Director since 2006)

•	Martin P. Sheffield, CPCU, Owner, Sheffield Consulting, LLC, insurance consultants; Director, Penn-America Group, Inc., 2002-2005 (elected Director 2010)

•	Richard L. Stover, Managing Principal, Birchmere Capital, L.P., private equity fund (elected Director 2010)

•	Elizabeth Hirt Vorsheck, Co-trustee of H.O. Hirt Trusts (Director since 2007)

•	Robert C. Wilburn, Distinguished Service Professor and Director, Heinz College, Carnegie Mellon University, Washington, D.C. (Director since 1999)

At a meeting of the Board of Directors following the Annual Shareholders’ Meeting, the Board approved a continuation of the stock repurchase program. Under the program, the Company may repurchase up to $100 million of its outstanding Class A common stock through June 30, 2011. This includes and is not in addition to any unspent amounts under the current program.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 14th largest automobile insurer in the United States based on direct premiums written and the 18th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 4.1 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranks 484 on the FORTUNE 500.

Erie Insurance earned J.D. Power and Associates’ award for “Highest in Customer Satisfaction with the Auto Insurance Shopping Experience.” This recognition is based on the results of the 2009 Insurance Shopping Study, which evaluates the experience of customers purchasing a new auto insurance policy. Erie Insurance has also been recognized on the list of Ward’s 50 Group of top performing insurance companies The Ward’s 50 award analyzes the financial performance of 3,000 property and casualty companies and 800 life-health insurance companies and recognizes the top performers for achieving outstanding financial results in safety and consistency over a five-year period (2004-2008).

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com.

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